Exhibit 10.4

PROMISSORY NOTE

$[ ]	As of December 30, 2019

FOR VALUE RECEIVED, Legacy Education, LLC, a California limited liability company doing business as High Desert Medical College (“Maker”), promises to pay to the order of [     ] (“Payee”), at the address set forth herein, or at such other place as Payee may from time to time designate by written notice to Maker, the principal sum of [     ] ($[     ]), in accordance with the terms set forth below. Maker further agrees as follows:

1. Principal Payments; Interest.

(a) Principal due under this Promissory Note (“Note”) shall be due and payable on the earlier to occur (i) the Nine (9) month anniversary of the first advance under the Note; or (ii) the completion of an Initial Public Offering by Payee (the “Maturity Date”). Maker may prepay this Note in whole or in part at any time, and from time to time, without being required to pay any penalty or premium for such privilege.

(b) This Note shall bear interest at a MONTHLY rate of one percent (1%) based upon the amount outstanding as of any calculation date. Interest shall be payable MONTHLY commencing on the fifteenth day of each calendar month following the date funds are first advanced hereunder, with all remaining accrued interest payable at the Maturity Date. In the event the Note is pre-paid prior to the Maturity Date, minimum interest shall be payable in an amount which would have been payable had the Note been paid at the Maturity Date.

2. Priority.

The obligation evidenced by this Note shall be senior to all obligations of the Maker other than the Strategic Education Loan Fund (“SELF”) loan, to which it shall be junior in priority.

3. Default.

(a) Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”):

(i) Maker’s failure to make any payment when due, provided that Payee has provided Maker with written notice of default and such default remains uncured for a period of three (3) or more business days after receipt of such notice;

(ii) Maker shall commence (or take any action for the purpose of commencing) any proceeding under any bankruptcy reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

(iii) A proceeding shall be commenced against Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute, and relief is ordered against it, or the proceeding is controverted but is not dismissed within sixty (60) days after the commencement thereof; or

(iv) Maker shall be in default of any other obligation of Maker to the Payee.

(b) Remedies for Default.

Upon the occurrence of an Event of Default, Payee shall have the right to declare the entire remaining principal balance of and accrued but unpaid interest on this Note immediately due and payable; to foreclose any liens and security interests securing payment hereof; and to exercise any of its other rights, powers and remedies under this Note, or at law or in equity.

4. Security

This Note is an unsecured obligation of the Maker.

5. Waivers.

(a) Maker waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note other than the initial demand for payment.

(b) Maker agrees that a waiver of rights under this Note shall not be deemed to be made by Payee unless such waiver shall be in writing, duly signed by Payee, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of Payee or the obligations of Maker in any other respect at any other time.

(c) Maker agrees that in the event Payee demands or accepts partial payment of this Note, such demand or acceptance shall not be deemed to constitute a waiver of any right to demand the entire unpaid balance of this Note at any time in accordance with the terms of this Note.

6. Collection Costs. If the indebtedness represented hereby is not paid in full when due, Maker will, upon demand, pay to Payee the amount of any and all reasonable costs and expenses, including, without limitation, the reasonable fees and disbursements of its counsel (whether or not suit is instituted) and of any experts and agents, which Payee may incur in connection with the following: (i) the enforcement of this Note, and (ii) the enforcement of payment of all obligations of Maker by any action or participation in, or in connection with the U. S. Bankruptcy Code, or any successor statute hereto.

7. Assignment of Note. Maker may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger of Maker, of a corporation, with or into another corporation) without the prior written consent of Payee, which shall not be unreasonably withheld. Maker agrees not to assert against assignee of this Note any claim or defense which Maker may have against any assignor of this Note.

8. Miscellaneous.

(a) This Note may be altered or modified only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

(b) This Note shall be governed by, and construed in accordance with, the law of the State of California.

(c) The covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

(d) This Note constitutes a final written expression of all the terms of the agreement between the parties regarding the subject matter thereof, is a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous agreements, understandings, and representations between the parties. If any provision or any word, term, clause or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

(e) All notices, demands, requests, or other communications which may be or are required to be given, served or sent by any party pursuant to this Note shall be in writing and shall be hand delivered (including delivery by courier), sent by facsimile, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Maker:	Legacy Education, LLC 701 West Avenue K Suite 122 Lancaster, CA 93534
If to Payee:	[ ]

or such other address as the addressee may indicate by written notice to the other parties. Each notice, demand, request or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

[signature is on the next page]

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

LEGACY EDUCATION, LLC, dba High Desert Medical College

By:

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